Sub-Item 77O
                                                         Rule 10f-3 Transactions

     On May 12, 2006, the Core Bond Portfolio (the "Fund"), a series of Dreyfus Investment Portfolios (the "Trust"), purchased at slightly below par value $123,495 of Lincoln National Corp - CUSIP No. 534187AS8 (the "Bond"). The Bond was purchased from Morgan Stanley. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the underwriting syndicate but received no benefit in connection with the transactions. The following is a list of the underwriting syndicate's primary members:

                                    ABN Amro
                                BNP Paribas Group
                               BNY Capital Markets
                               Comerica Securities
                             Fifth Third Securities
                            Greenwich Capital Markets
                                 HSBC Securities
                             Keybanc Capital Markets
                               Natcity Investments
                               Piper Jaffray & Co.
                               PNC Capital Markets
                           Raymond James & Associated

                                Lead Underwriters
                                 Bank of America
                                    Citigroup
                                  Goldman Sachs
                                   J.P. Morgan
                                 Lehman Brothers
                                  Merrill Lynch
                                 Morgan Stanley
                                       UBS
                               Wachovia Securities

Accompanying this statement are materials that were presented to the Trust's Board of Trustees, which ratified the purchases in accordance with the Trust's Rule 10f-3 Procedures, at the Trust's Board meeting held on July 12, 2006.